Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-267843) of D-Wave Quantum Inc. of our report dated April 18, 2023, except for the effects of the restatement discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 8 of D-Wave Quantum Inc.’s 2022 annual report on Form 10-K/A, as to which the date is March 15, 2024, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada

March 29, 2024